DIGITAL MUSIC CREATIONS, INC.

                    A Nevada Corporation






                         Exhibit 29

         Option Agreement Between Frank Treadway III and Digital Music Creations

                             Option Agreement

This Option Agreement ("Agreement") is made this 2 d day of October, 1998 by and between the Frank Treadway III, an individual hereinafter referred to as "Treadway"; and Digital Music Creations, Inc., a corporation hereinafter referred to as "DMC".

                                 RECITALS



WHEREAS, Treadway currently holds 100% of the issued and outstanding stock of DMC; and

WHEREAS, DMC will be conducting a direct public offering of its common shares of stock pursuant to Regulation D, Rule 504 of the Securities Act, as amended, and, if that offering is fully sold, Treadway's ownership percentage will be diluted to approximately 53.85%; and

WHEREAS,  it  has  been  determined to be in the  best  interests  of  both
Treadway and DMC that Treadway be given the option of increasing his ownership percentage in DMC.

NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants herein contained, the parties hereto agree as follows:

1. Grant of Options. DMC hereby agrees to grant to Treadway the option to purchase up to one million (1,000,000) shares of common stock of DMC, par value $0.001, for par value. Said option shall be in effect until 5:00 p.m. Pacific Daylight Time, May 1, 2000. Treadway shall be issued an Option Certificate substantially in the form of Exhibit A, attached hereto and incorporated herein by this reference.

2. Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by a written agreement signed by Treadway and DMC.

3. Waiver of Compliance, Consents.

3.1 Any failure of any party to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the performance of such obligation, covenant or agreement or who has the benefit of such condition, but such waiver or failure to insist upon strict compliance with such obligation, covenant, or agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

3.2 Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent will be given in a manner consistent with the requirements for a waiver of compliance as set forth above.

4. Notices. All Notices, requests, demands and other communications required or permitted hereunder will be in writing and will be deemed to have been duly given when delivered by (i) hand; (ii) reliable overnight delivery service; or (iii) facsimile transmission.

        If to Treadway, to: 2209 Fawn Ridge Street, Las Vegas, Nevada 89134

        If DMC, to: 2209 Fawn Ridge Street, Las Vegas, Nevada 89134

5. Titles and Captions. All section titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor effect the interpretation of this Agreement.

6. Entire Agreement. This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement.

7. Agreement Binding. This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

8. Attorneys' Fees. In the event an arbitration, suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys fees to be fixed by the arbitrator, trial court, and/or appellate court.

9. Computation of Time. In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall be included, unless it is a Saturday, Sunday or a legal holiday, in which event the period shall begin to run on the next day that is not a Saturday, Sunday or legal holiday.

10. Pronouns and Plurals. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.

11. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA. THE PARTIES AGREE THAT ANY LITIGATION RELATING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT MUST BE BROUGHT BEFORE AND DETERMINED BY A COURT OF COMPETENT JURISDICTION WITHIN THE STATE OF NEVADA.

12. Arbitration. If at any time during the term of this Agreement any dispute, difference, or disagreement shall arise upon or in respect of this Agreement, and the meaning and construction hereof, every such dispute, difference, and disagreement shall be referred to a single arbiter agreed upon by the parties, or if no single arbiter can be agreed upon, an arbiter or arbiters shall be selected in accordance with the rules of the American Arbitration Association and such dispute, difference or disagreement shall be settled by arbitration in accordance with the then prevailing commercial rules of the American Arbitration Association, and judgment upon the award rendered by the arbiter may be entered in any court having jurisdiction thereof.

13. Presumption. Ibis Agreement or any Section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.

14. Further Action. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of the Agreement.

15. Parties in Interest. Nothing herein shall be construed to be to the benefit of any third party, nor is it intended that any provision shall be for the benefit of any third party.

16. Confidentiality. The parties shall keep this Agreement and its terms confidential, but any party may make such disclosures as it reasonably considers are required by law or necessary to obtain financing. In the event  that  the  transactions  contemplated  by  this  Agreement  are  not consummated for any reason whatsoever, the parties hereto agree not to disclose or use any confidential information they may have concerning the affairs of other parties, except for information which is required by law to be disclosed. Confidential information includes, but is not limited to, financial records, surveys, reports, plans, proposals, financial information, information relating to personnel contracts, stock ownership, liabilities and litigation.

17 Costs, Expenses and Legal Fees. Whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses (including attorneys' fees).

18. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effecting during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid and unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in nature in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

19. Counterparts and Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For purposes of this Agreement, facsimile signatures shall be treated as originals until such time that applicable pages bearing non-facsimile signatures are obtained from the relevant party or parties.

1998. IN WITNESS WHEREOF, the parties hereto have set their hands this 2 d day of October,

DIGITAL MUSIC CREATIONS, INC.        FRANK TREADWAY
A Nevada Corporation ("DMC")         An individual ("Treadway")
by:                                  by:
/s/Frank B. Treadway III, President  /s/Frank B. Treadway III

                               EXHIBIT A

                          Option Certificate

                       DIGITAL MUSIC CREATIONS, INC.

            INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA
                            OPTION CERTIFICATE

This Option Certificate certifies that

                          Frank B. Treadway III

is the registered holder of

                          One Million (1,000,000)

Options expiring May 1, 2000, $0.001 par value per share, of Digital Music Creations, Inc., a Nevada corporation (the "Company"). Each Option entitles the holder to purchase from the Company on or after the date hereof and on or before the close of business on May 1, 2000, one fully paid nonassessable share of Common Stock $0.001 par value per share, of the Company (the "Shares") at the exercise price (the "Exercise Price") of $0.001 payable in lawful money of the United States of America upon surrender of this Option Certificate and payment of the Exercise Price at the office of the Option Agent at 5844 S. Pecos Road, Suite D, Las Vegas, Nevada 89120, or at such other place as the Company may designate by notice to the Holder, but only subject to the conditions set forth herein.

The Company does not have the right to call in the Option prior to the Option's Expiration Date.

Reference is hereby made to the further provisions of this Option Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place,

This  Option Certificate is not valid unless countersigned by the  Transfer
Agent.

WITNESS the seal of the Corporation and the signature of its duly authorized officers this 2nd day of October, 1998.

/s/Frank B. Treadway, President         /s/Bert K. Blevins, Secretary

[SEAL]

The Options evidenced by this Option Certificate are part of a duly authorized issue of options expiring May 1, 2000 to purchase shares of Common Stock, $0.001 par value per share of the Company and are issued pursuant to a Option Agreement (the "Option Agreement") duly executed and delivered by the Company to Pacific Stock Transfer Company as Option Agent (the "Option Agent"), which Option Agreement is hereby incorporated by reference in and made a part of his instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Option Agent, the Company and the holders (the words "holders" or "holder" meaning the registered holders or registered holder) of the Options.

Options may be exercised to purchase Shares from the Company on or after the date hereof and on or before May 1, 2000, at the Exercise Price set forth on the face hereof. The holder of Options evidenced by this Option Certificate may exercise them by surrendering the Option Certificate, with the form of election to purchase set forth herein properly completed and executed, together with payment of the Exercise Price at the office of the Option Agent. In the event that. upon any exercise of Options evidenced hereby the number of Options exercised shall be less than the total number of Options evidenced hereby, there shall be issued to the holder hereof or his assignee a new Option Certificate evidencing the number of Options not exercised.

The Company does not have the right to call the Options prior to the Option's Expiration Date.

Option Certificates, when surrendered at the office of the Option Agent, by the registered holder thereof in person or by legal representative by attorney duly authorized in writing may be exchanged in the manner and subject to the limitations provided in the Option Certificate or Option Certificates of like tenor evidencing in the aggregate a like number of the Options.

Upon due presentation for registration of transfer of this Option Certificate at the office of the Option Agent, a new Option Certificate or Option Certificates of like tenor and evidencing in the aggregate a like number of Options shall be issued to the transferee in exchange for this Option Certificate, subject to the limitations provided in the Option Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Option Agent may deem and treat the registered holder hereof as the absolute owner of this Option Certificate (notwithstanding any notation of ownership or other writing thereon made by anyone) for the purpose of any exercise of conversion thereof and for all other purposes, and neither the Company nor the Option Agent shall be affected by any notice to the contrary.